UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 3, 2019
____________________
RED ROBIN GOURMET BURGERS, INC.
(Exact name of registrant as specified in its charter)
Delaware	001-34851	84-1573084
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)
6312 S. Fiddler’s Green Circle, Suite 200N
Greenwood Village, Colorado 80111
(Address of principal executive offices) (zip code)
(303) 846-6000
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report.)
_______________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 3, 2019, Denny Marie Post notified the Board of Directors (the “Board”) of Red Robin Gourmet Burgers, Inc. (the “Company”), of her retirement as President and Chief Executive Officer of the Company and her resignation from the Board, in each case effective as of April 3, 2019.

On April 3, 2019, Pattye L. Moore, 61, current chairman of the Board, was appointed as the Company’s Interim President and Chief Executive Officer, effective as of April 3, 2019. It is anticipated that Ms. Moore will serve in such position until the appointment by the Board of a permanent president and chief executive officer. Biographical and other information required by this Item concerning Ms. Moore is included in the Company’s preliminary proxy statement for the 2019 Annual Meeting of Shareholders, filed with the SEC on March 19, 2019.

In connection with her service as Interim President and Chief Executive Officer, the Board and Ms. Moore have agreed that she will receive a base salary of $167,000 per month (prorated for partial months). Ms. Moore will not receive any compensation as a director during her tenure as Interim President and Chief Executive Officer, other than continued vesting in her restricted stock units granted in May 2018.

In connection with her retirement, the Company has agreed to provide Ms. Post, pursuant to a retirement agreement between the Company and her (the “Retirement Agreement”), in addition to any accrued but unpaid benefits or obligations: (i) 24 months of salary continuation, (ii) a bonus for fiscal year 2019 (based on actual performance, and prorated for the number of days employed during fiscal year 2019), and (iii) subject to her timely election of continued healthcare coverage under COBRA, a lump sum in cash within 30 days after such election in an amount equal to the product of (x) the portion of monthly premiums of Ms. Post’s group health insurance, including coverage for her eligible dependents, that the Company paid immediately prior to the Retirement Date and (y) 18.  Ms. Post’s outstanding equity awards will be treated in accordance with their terms relating to termination of employment due to retirement, as applicable.  The Retirement Agreement re-affirms Ms. Post’s continuing obligations under the restrictive covenants included in her amended and restated employment agreement with the Company, including nondisclosure of confidential information, return of Company property, and, for the 24 months following the date of retirement, non-competition and non-solicitation of employees, suppliers, and business relations of the Company.  The Retirement Agreement also includes post-employment cooperation and non-disparagement covenants as well as a general release of claims against the Company by Ms. Post.

The foregoing description of the terms of the Retirement Agreement is qualified in its entirety by reference to the Retirement Agreement, which will be filed as an exhibit to the Company’s Quarterly Report on Form 10−Q for the fiscal quarter ending April 21, 2019.

A copy of the press release announcing Ms. Post’s retirement and Ms. Moore’s appointment is attached hereto as Exhibit 99.1.

Item 9.01       Financial Statements and Exhibits

(d)       Exhibits.
Exhibit No.	Description

99.1	Red Robin Gourmet Burgers, Inc. Press Release dated April 3, 2019 (executive officer changes).

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  April 3, 2019

RED ROBIN GOURMET BURGERS, INC.

By:	/s/ Michael L. Kaplan
Michael L. Kaplan
Senior Vice President and Chief Legal Officer